EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Board of Directors

Quepasa Corporation and Subsidiaries

We consent to the incorporation by reference in Registration Statements (No. 333-93637 and No. 333-88271) on Form S-8 of Quepasa Corporation and Subsidiaries of our report dated March 11, 2005, relating to the consolidated balance sheet as of December 31, 2004 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003, appearing in the Annual Report on Form 10-KSB of Quepasa Corporation and Subsidiaries for the year ended December 31, 2004.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 29, 2005